September 21, 2020

T. Rowe Price Total Return Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc., which serves as sponsor and investment adviser of the T. Rowe Price Total Return Fund (the “Acquiring Fund”). As such, I am familiar with the proposed transaction between the Acquiring Fund, class of T. Rowe Price Total Return Fund, Inc., a Maryland corporation, and the T. Rowe Price Institutional Core Plus Fund (the “Acquired Fund”), series of T. Rowe Price Institutional Income Fund, Inc., a Maryland corporation. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to I Class shares of beneficial interest, par value $0.0001, of the Acquiring Fund (the “Corresponding Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by the Fund’s Board of Directors of the reorganization in the manner set forth in the information statement and prospectus constituting a part of the Registration Statement (the “Combined Information Statement and Prospectus”), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the I Class of the Acquiring Fund.

Very truly yours,

/s/Vicki S. Booth
Vicki S. Booth
Senior Legal Counsel and Vice President, T. Rowe Price Associates, Inc.